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                                                                EXHIBIT 10.16(b)

                              EMPLOYMENT AGREEMENT

      This Agreement, made and entered into as of November 14th, 2002 by and between Household International, Inc. (the "Company") and Sandra A. Derickson (the "Executive" and, together with the Company, the "Parties").

                                WITNESSETH THAT:

                  WHEREAS, prior to the signing of the Merger Agreement (as defined below), the Executive was employed by the Company pursuant to an employment protection agreement dated March 1, 2002 (the "Prior Agreement");

                  WHEREAS, in connection with the acquisition (the "Acquisition") by HSBC Holdings plc of the Company pursuant to the Agreement and Plan of Merger by and among H2 Acquisition Corporation, the Company and HSBC Holdings plc (the "Parent"), dated as of November 14, 2002 (the "Merger Agreement"), the Parties agreed to deem the consummation of the Acquisition as a Qualifying Termination after a Change in Control within the meaning of Section 4 under the Prior Agreement;

                  WHEREAS, the Parties have agreed that (A) the Company will pay the Executive the amounts described under Sections 6(b)(ii), 6(b)(iii), 6(b)(iv) and 6(b)(vii) of the Prior Agreement, within thirty (30) days of the date of the consummation of the Acquisition (the "Effective Date") and (B) the Company will pay the amounts described under Section 7 of the Prior Agreement at the time and in the manner described in Section 7 (as modified hereby), in full satisfaction of the Parties' obligations under the Prior Agreement, which Prior Agreement shall terminate effective as of the Effective Date (except as described below);

                  WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in exchange therefor and in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

            1. Termination of Prior Agreement. The Parties hereby agree that the Prior Agreement shall terminate effective as of the Effective Date, except for
Section 7 of the Prior Agreement, as described below. In full satisfaction of the Parties' obligations under the Prior Agreement, the Company will pay the Executive the amounts described in Sections 6(b)(ii), 6(b)(iii), 6(b)(iv) and 6(b)(vii) of the Prior Agreement, within thirty (30) days after the Effective Date and the amounts described under Section 7 of the Prior Agreement at the time and in the manner described in such Section 7, except that (A) the Gross-Up Payment (as defined in the Prior Agreement) shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax (as defined in the Prior Agreement) and (ii) the receipt of the Accounting Firm's (as defined in the Prior Agreement) determination and (B) the Executive shall promptly pay to the Company any refund with respect to any Excise Tax or Gross-Up Payment due to a recalculation of any amounts due, for whatever reason, it being understood that the Executive would be kept in the same after-tax position (after payment of the
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Gross-Up Payment) that the Executive would have been in had no Excise Tax been imposed. In addition, the Executive shall receive eighteen (18) additional months of age and service credit, as of the Effective Date, for purposes of determining the Executive's benefits under the Company's non-qualified excess and supplemental defined benefit retirement plans (the "SERP") under Section 6(b)(vi) of the Prior Agreement, based on the assumptions set forth in Section 6(b)(vi) of the Prior Agreement, provided that the Executive shall not receive a duplicate benefit with respect to any additional age or service credit under the Retirement Plan (as defined in the Prior Agreement) and SERP for the first eighteen (18) months following the Effective Date. Except as described above, the Executive acknowledges that she will not be entitled to any other benefits described in Section 6(b) under the Prior Agreement. For the avoidance of doubt, and notwithstanding anything herein to the contrary, no amounts payable pursuant to this Section 1 or Section 7 of the Prior Agreement shall be taken into account in computing any benefits under any plan, program or arrangement of the Company.

            2. Employment and Term.

                  (a) Employment and Duties. The Company shall continue to employ the Executive as a Group Executive of the Company, and the Executive shall so serve, for the term set forth in Paragraph 2(b). During the Term, the Executive shall have all powers and duties consistent with such position, subject to the reasonable direction of the Board of Directors of the Company (the "Board") and of the Chief Executive Officer of the Company. The Executive shall also continue to serve as a member of the Board if elected as such. The Executive shall devote her full time to the services required hereunder (reasonable sick leave and vacations excepted) and best efforts to fulfill faithfully, responsibly and to the best of her ability her duties hereunder. However, the Executive may, with the approval of the Board or of the Chief Executive Officer of the Company, which approval shall not be withheld unreasonably, serve on civic and/or charitable boards and committees.

                  (b) Term. The term of the Executive's employment under this Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date (the "Term").

            3. Salary.

                  (a) Base Salary. For services performed by the Executive for the Company pursuant to this Agreement during the Term, the Company shall pay the Executive a base salary no less favorable than the annual base salary paid to the Executive as of immediately prior to the date hereof, payable in substantially equal installments in accordance with the Company's regular payroll practices. The Executive's base salary (with any increases under Paragraph (b) below) (the "Base Salary") shall not be subject to reduction. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the Base Salary to which the Executive shall be entitled under this Agreement.

                  (b) Salary Increases. During the Term, the Base Salary of the Executive shall be reviewed no less frequently than annually by the Board (or an appropriate committee thereof)
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to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and her performance thereof, and if it is determined that an increase is merited, such increase shall be promptly put into effect and the Base Salary of the Executive as so increased shall constitute the Base Salary of the Executive for purposes of Paragraph 3(a).

            4. Annual Bonuses. During the Term, the Executive shall receive an annual cash bonus in an amount at least equal to 75% of the average of the Executive's annual cash bonuses earned with respect to years 1999, 2000 and 2001 (the "Guaranteed Bonus") pursuant to the terms of the Company's bonus plan, as in effect from time to time for senior executives and as adopted by the Board, pro rated in the case of any partial year during the Term.

            5. Equity Incentive Compensation. During the Term, the Executive shall be eligible to participate, in the manner and to the extent approved by the Board of Directors of Parent (or an appropriate committee thereof), in any equity-based incentive compensation plan or program of Parent, as in effect from time to time for similarly situated senior executives of the Company.

            6. Restricted Shares; Cash Bonus. Within 30 days of the Effective Date, subject to the approval of the trustees (the "Trustees") of Parent's Restricted Share Plan (the "Plan"), the Executive will receive a one-time special retention grant of restricted shares of Parent (the "Restricted Shares") pursuant to the Plan, with a value equal to $3,750,000 (the "Restricted Share Value"), based on the closing price (the "Fair Market Value"), on the date of grant of such Restricted Shares, of ordinary shares of Parent on the principal stock exchange on which such shares are traded. The number of Restricted Shares granted shall be determined by dividing the Restricted Share Value by the Fair Market Value. The Restricted Shares will vest with respect to 1/5 of the shares on each of the first five (5) anniversaries of the Effective Date, provided the Executive is still employed on each applicable vesting date. In addition, upon a termination of the Executive's employment by the Company other than for Cause (as defined in Paragraph 9) or upon a resignation of the Executive that results from a material breach of this Agreement by the Company, the Restricted Shares shall vest in full. All other terms and conditions of the Restricted Shares will be governed by the Plan. To the extent the grant of Restricted Shares is not approved by the Trustees or would violate rules and regulations under the Plan or applicable law (the "Excess Amount"), the Executive will receive a one-time special cash bonus (the "Cash Bonus") equal to the Excess Amount. The Cash Bonus, if any, will be paid to the Executive in five (5) equal installments on each of the first five (5) anniversaries of the Effective Date, provided the Executive is still employed by the Company on each applicable anniversary. In addition, upon a termination of the Executive's employment by the Company other than for Cause (as defined in Paragraph 9) or upon a resignation of the Executive that results from a material breach of this Agreement by the Company, the Cash Bonus shall be paid in full.

            7. Company Options. With respect to the stock options, if any, to purchase shares of the Company granted to the Executive on and after November 10, 2002 (the "Options") under the Company's 1996 Long-Term Executive Incentive Compensation Plan (the "Option Plan"), the Executive agrees that, notwithstanding any provisions in the Option Plan or the applicable stock option grant agreement, such Options shall not become exercisable as a result of a Change in Control (as defined in the Option Plan); provided, however, that in the event that the

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Executive terminates her employment for Good Reason (as defined below) or in the event that the Company terminates the Executive's employment without Cause, all Options shall vest and become immediately exercisable and shall remain exercisable for the full ten-year and one-day term.

"Good Reason" shall mean, without the consent of the Executive, (i) any action by the Company which results in a substantial diminution of the Executive's position, authority, duties or responsibilities to a level demonstrably below those of similarly compensated employees, it being understood that the fact that the Executive's duties may be reduced solely by reason of the Company ceasing to be a publicly-traded company shall not constitute Good Reason, (ii) any failure by the Company to comply with the terms of this Agreement with respect to the Executive's cash compensation, (iii) a substantial reduction in the Executive's benefits under any compensation or benefit plan or program of the Company, except that the Executive's benefits may be reduced in connection with similar reductions uniformly applied with respect to all similarly situated executives or (iv) an assignment to an office in a different geographic location unless the Company makes reimbursement for all expenses incurred in connection with relocation and appropriate increases for differences in cost of living; provided, however, that "Good Reason" shall not include any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

With respect to all outstanding Options granted to the Executive prior to the Effective Date, the Executive acknowledges that such Options shall be converted into options to purchase shares of the Parent in accordance with the provisions set forth in the Merger Agreement.

            8. Other Benefits. During the Term, in addition to the compensation described in Paragraphs 4, 5 and 6, above, the Executive shall also be entitled to participate in all of the various retirement, welfare, fringe benefit, executive perquisite, and expense reimbursement plans, programs and arrangements of the Company, as in effect from time to time for similarly situated senior executives of the Company, to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements.

            9. Termination of Employment. The Company may terminate the Executive for any reason during the Term with thirty (30) days prior written notice thereof to the Executive. If during the Term, (i) the Executive's employment is terminated by the Company other than for Cause or disability, or
(ii) the Executive terminates her employment for Good Reason (as defined above), subject to the Executive's execution of a general release and waiver in favor of the Company, its affiliates and their respective officers and directors, the Executive will be entitled (x) to continue to receive her Base Salary and the Guaranteed Bonus at the time and in the manner the Executive would have received such payments had she remained employed for the remainder of the Term (the "Severance") and (y) to the extent permitted under the terms of the applicable plans, to the continuation of medical, dental, life, disability and umbrella liability insurance (at the Company's cost), from the date of termination until the earlier of (A) such time the Executive becomes eligible to participate in similar plans of another employer and (B) the last day of the Term. For purposes of this Agreement, "Cause" shall be defined as in Section 4(d)(ii) of the Prior Agreement.
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            10. Noncompetition and Confidentiality.

                  (a) Noncompetition. During the Term and during the one year period (the "Restriction Period") following any resignation by the Executive of her employment other than a resignation that results from a material breach of this Agreement by the Company, the Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of 1% or less of the outstanding voting shares of any publicly traded company) that is actively engaged in any consumer lending business (including mortgage and credit card lending) (a "Competitive Entity"). An entity will not be considered a Competitive Entity if that entity and its affiliates (or their predecessors) originated consumer loans in the most recently completed calendar year in an amount less than $10 billion. This noncompetition provision shall not apply to any person whose principal work location with the Company is in California with respect to any activities such person would undertake in California that would otherwise be in violation of this noncompetition provision.

                  (b) Nonsolicitation. During the Restriction Period, (a) the Executive will not directly or indirectly induce any employee of the Company or its affiliates to terminate employment with any such entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment or assist in hiring, employing or offering employment, to any person who is or was employed by the Company or an affiliate unless such person shall have ceased to be employed by such entity for a period of at least 6 months and (b) the Executive shall not solicit the business of, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or its subsidiaries with, any person or entity who was a significant commercial customer or client of the Company or its subsidiaries, within 6 months immediately prior to the date of the Executive's termination of employment, including, without limitation, Saks, GM and their affiliates.

                  (c) Confidentiality. During and after the period of employment with the Company, the Executive shall not, without prior written consent from the Chief Executive Officer or the General Counsel of the Company, directly or indirectly disclose to any individual, company or other entity, other than to the Company or any subsidiary or affiliate thereof or their officers, directors or employees entitled to such information or any other person or entity to whom such information is disclosed in the normal course of the business of the Company) or use for the Executive's own benefit or for the benefit of any such individual, company or other entity, any Confidential Information of the Company. For purposes of this Agreement, "Confidential Information" is information relating to the business of the Company or its subsidiaries or affiliates (a) which is not generally known to the public or in the industry,
(b) which has been treated by the Company and its subsidiaries and affiliates as confidential or proprietary, (c) which provides the Company or its subsidiaries or affiliates with a competitive advantage, and (d) in the confidentiality of which the Company has a legally protectable interest. Confidential Information which becomes generally known to the public or in the industry, or in the confidentiality of which the Company and its subsidiaries and affiliates cease to have a legally protectable interest, shall cease to be subject to the restrictions of this Paragraph 10(c).

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                  (d) Company Property. Promptly following the Executive's
termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under her control.

                  (e) Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation and confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Paragraph 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

            11. Duty to Mitigate. Subject to the Executive's obligations under Paragraph 10 of this Agreement, upon a termination of the employee's employment by the Company other than for Cause, the Executive shall be required to mitigate, on a tax-adjusted basis (including any deductions for repayment to the Company), the amount of the Severance due hereunder as a result of such termination by seeking employment comparable in terms of compensation, position and location to the Executive's employment hereunder.

            12. Status Under FDIC Regulations. The payments under this Agreement, including without limitation pursuant to Paragraph 1 hereof, shall be reduced to the extent required by the applicable Federal Deposit Insurance Corporation ("FDIC") regulations.

            13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the "Company" for purposes of this Agreement.

            14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

      (1) If to the Board or the Company, to:
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          Household International, Inc.
          2700 Sanders Road
          Prospect Heights, Illinois 60070

          Attention: William F. Aldinger

      (2) If to the Executive, to the most recent address for the Executive on the files of the Company.

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

            15. Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to or for the benefit of the Executive under this Agreement or otherwise. The Company may, at its option: (a) withhold such taxes from any cash payments owing from the Company to the Executive, (b) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

            16. No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any Party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

            17. Execution in Counterparts. This Agreement may be executed by the Parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

            18. Jurisdiction and Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws provisions of such laws.

            19. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

            20. Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including the Prior Agreement. No change, alteration or modification hereof may be made except in a writing, signed by each of the
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Parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

            21. Effectiveness. This Agreement shall become effective if and only if the Effective Time (as defined in the Merger Agreement) occurs.
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      IN WITNESS WHEREOF, the Parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                 HOUSEHOLD INTERNATIONAL, INC.


                                 By: /s/ W.F. Aldinger
                                    ---------------------------------
                                 Title:

                                  /s/ S.L. Derickson
                                 ------------------------------------
                                 Name:  Sandra L. Derickson